Exhibit 99.1

Diedrich Coffee Reports First Quarter Fiscal 2010 Financial Results

IRVINE, California, November 3, 2009—Diedrich Coffee, Inc. (NASDAQ: DDRX), a leading roaster and wholesaler of the world’s finest coffees, reported financial results for the first quarter ended September 16, 2009.

Total revenue increased 52% to $15.8 million in the first quarter of fiscal 2010 from $10.4 million in the first quarter of fiscal 2009, led by a 66% or $5.8 million increase in Keurig K-Cup sales.

Gross margin in the first quarter of fiscal 2010 increased to 26% of total revenue as compared to 21% during the same period last year. In addition to price increases taken during fiscal 2009, the improvement was due primarily to higher machine utilization, lower temporary help and overtime, the reduction of scrap and waste due to improved inventory controls, lower outbound freight costs and the ability to leverage our fixed manufacturing costs over higher production volumes.

Net income totaled $571,000 or $0.07 per diluted share in the first quarter of fiscal 2010, an improvement from a net loss of $1.8 million or $(0.33) per basic and diluted share in the first quarter of fiscal 2009.

Adjusted net income (a non-GAAP financial measure) was $571,000 or $0.07 per diluted share in the first quarter of fiscal year 2010, an improvement from an adjusted net loss of $1.6 million or $(0.30) per basic and diluted share in the same quarter of the prior year. Adjusted net income represents net income or loss before the income contribution from discontinued operations and the timing of the fiscal 2009 accrual for management incentive compensation (see important discussion about the presentation of non-GAAP financial information below, including a reconciliation to the most directly comparable GAAP financial measure).

As announced yesterday, Diedrich entered into a definitive agreement under which Peet’s Coffee & Tea, Inc. will acquire Diedrich in a cash-and-stock transaction valued at $26.00 per share or a total transaction value of approximately $213 million. For more information, please see Diedrich’s Form 10-Q for the quarter ended September 16, 2009 filed on November 2, 2009 and other filings made by Diedrich with the Securities and Exchange Commission (the “SEC”).

About Adjusted Net Income (Loss) and the Use of Non-GAAP Financial Information

Adjusted net income (loss) is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures calculated and presented in accordance with GAAP. Diedrich Coffee defines adjusted net income as net income/(loss) before the income contribution from discontinued operations. The company presents adjusted net income because it believes it to be a meaningful supplemental measure of performance in the evaluation of the company’s results of operations because it excludes amounts that the company does not consider part of ongoing operating results when assessing the performance of the company and presents a measure of earnings that facilitates a comparison of results from one period to results from another period on a more consistent basis. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Diedrich Coffee nor is it intended to be predictive of potential future results. Investors should not consider adjusted net income in isolation or as a substitute for analysis of results as reported under GAAP. The company strongly encourages investors to review its financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. See “Reconciliation of Adjusted Net Income (Loss) to GAAP Income (Loss)” below for further information on this non-GAAP financial measure and reconciliation of adjusted net income (loss) to GAAP net income (loss) for the periods indicated.

Diedrich Coffee, Inc.

Reconciliation of Adjusted Income (Loss) to GAAP Income (Loss)

(in thousands, except per share amounts)

(unaudited)

	For the twelve weeks ended 9/16/2009	For the twelve weeks ended 9/17/2008
Consolidated Statement of Operations Reconciliation

Net income (loss) on a GAAP basis	$571	$(1,783)
Accrued management incentive compensation (1)	—	(157)
Loss from discontinued operations	—	316
Adjusted net income (loss)	$571	$(1,624)

Consolidated Statement of Operations Reconciliation per Diluted or Basic Share

Net income (loss) per diluted or basic share on a GAAP basis	$0.07	$(0.33)
Accrued management incentive compensation (1)	—	(0.03)
Loss from discontinued operations	—	0.06

Adjusted net income (loss) per diluted or basic share	$0.07	$(0.30)

Diluted (FY10) and basic (FY09) shares used in calculation	8,161	5,468

(1)	Full year expense for bonus accrual recorded in 4th quarter of fiscal 2009

Additional Information

In connection with the exchange offer (the “Offer”) to be launched by Peet’s, Peet’s intends to file a Registration Statement on Form S-4 and a Tender Offer Statement on Schedule TO with the SEC, and Diedrich intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. Such documents are not currently available. When these documents become available, Diedrich stockholders are urged to read them carefully before making any decisions, as they will contain important information about the transaction. Investors will be able to obtain free copies of the Form S-4, the Schedule TO and the Schedule 14D-9, as well as other filings containing information about Diedrich and Peet’s, without charge, at the SEC’s website (www.sec.gov) once such documents are filed with the SEC. A free copy of the Schedule 14D-9, when it becomes available, may also be obtained from Diedrich’s website at www.diedrich.com under the heading “Investor Services” and also by making a request to Investor Relations at Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, CA 92614.

Forward-Looking Statements

We make forward-looking statements in this earnings release that are subject to risks and uncertainties. These forward-looking statements include information about the proposed transaction with Peet’s (the “Merger”). When we use the words “believe,” “expect,” “anticipate,” “estimate” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in our forward-looking statements. You should consider these risks when you review this earnings release, along with the following possible events or factors:

•	the risk that the Offer and the Merger will not close;
•	the risk that Peet’s business and/or Diedrich’s business will be adversely impacted during the pendency of the Offer and the Merger;
•	the risk that the operations of Peet’s and Diedrich will not be integrated successfully;
•	the financial and operating performance of our wholesale operations;
•	our ability to achieve and/or maintain profitability over time;
•	the successful execution of our growth strategies;
•	the impact of competition; and
•	the availability of working capital.

Additional risks and uncertainties are described in detail under the caption “Risk Factors Relating to Diedrich Coffee and Its Business” in our annual report on Form 10-K for the fiscal year ended June 24, 2009 and in other reports that we file with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this earnings release. There can be no assurance that the proposed Merger will in fact be consummated. Except where required by law, we do not undertake an obligation to revise or update any forward-looking statements, whether as a result of new information, future events or changed circumstances.

About Diedrich Coffee

Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The company markets its three leading brands of specialty coffees, Diedrich Coffee, Coffee People and Gloria Jean’s Coffees, through office coffee service distributors, restaurants and specialty retailers, and via the company’s web stores. Diedrich Coffee is one of only four roasters under license to produce K-Cups for Keurig Incorporated’s top-selling single-cup brewing system. For more information about Diedrich Coffee, call 800-354-5282, or go to www.diedrich.com, www.coffeepeople.com or www.coffeeteastore.com.

Trademarks are the property of their respective owners.

Diedrich Coffee Investor Relations:

Scott Liolios or Cody Slach

Liolios Group, Inc.

Tel 949-574-3860

info@liolios.com

DIEDRICH COFFEE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Twelve Weeks Ended September 16, 2009	Twelve Weeks Ended September 17, 2008
Net revenue:
Wholesale	$15,642	$10,347
Retail and other	131	61

Total revenue	15,773	10,408

Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	11,712	8,274
Operating expenses	1,187	1,213
Depreciation and amortization	355	332
General and administrative expenses	1,797	1,819
Gain on asset disposals	—	(6)

Total costs and expenses	15,051	11,632

Operating income (loss) from continuing operations	722	(1,224)
Interest expense	(176)	(310)
Interest and other income, net	87	67

Income (loss) from continuing operations before income tax	633	(1,467)
Income tax provision	(62)	—

Income (loss) from continuing operations	571	(1,467)
Discontinued operations:
Loss from discontinued operations, net of tax expense of $0	—	(316)

Net income (loss)	$571	$(1,783)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.10	$(0.27)
Loss from discontinued operations, net	—	(0.06)

Net income (loss)	$0.10	$(0.33)

Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.07	$(0.27)
Loss from discontinued operations, net	—	(0.06)

Net Income (loss)	$0.07	$(0.33)

Weighted average and equivalent shares outstanding:
Basic	5,727	5,468

Diluted	8,161	5,468

DIEDRICH COFFEE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 16, 2009	June 24, 2009
Cash	$3,082	$3,572
Restricted cash	623	623
Accounts receivable, net	6,321	6,335
Inventories	5,601	5,510
Other assets	10,395	10,888

Total assets	$26,022	$26,928

Accounts payable	$4,635	$5,228
All other current liabilities	5,191	5,921
Other liabilities	1,777	2,005
Total stockholders’ equity	14,419	13,774

Total liabilities and stockholders’ equity	$26,022	$26,928